Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 18, 2007, except for Note 22(h) as to which the date is May 29, 2007 relating to the consolidated financial statements and financial statement schedule of StealthGas Inc. and subsidiaries appearing in the Annual Report on Form 20-F of StealthGas Inc. and subsidiaries for the year ended December 31, 2006 and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

Deloitte.
Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece
June 14, 2007